Contact:

Pete De Spain
Manager, Corporate Communications
Anadys Pharmaceuticals, Inc.
(858) 530-3653
pdespain@anadyspharma.com

ANADYS PHARMACEUTICALS ANNOUNCES EXPIRATION OF HART-SCOTT-RODINO WAITING PERIOD FOR EXCLUSIVE
COLLABORATION WITH NOVARTIS

Anadys to Receive $20 Million Upfront Payment from Novartis

San Diego, July 7, 2005 – Anadys Pharmaceuticals, Inc. (Nasdaq: ANDS), a biopharmaceutical company committed to the discovery, development and commercialization of novel anti-infective medicines, announced today the expiration of the waiting period under the Hart-Scott-Rodino (HSR) Antitrust Improvements Act for the Company’s exclusive global license and co-development agreement with Novartis. In conjunction with the HSR clearance, Anadys will receive the initial license payment of $20 million from Novartis.

Anadys entered into the exclusive collaboration with Novartis in early June to develop and commercialize ANA975 for chronic hepatitis C virus (HCV) and hepatitis B virus (HBV) infections. In addition to the $20 million upfront payment, Anadys is eligible to receive up to $550 million in regulatory and commercial milestone payments based on the successful development and commercialization of ANA975. A $10 million payment is due following a successful Investigational New Drug submission, which Anadys expects to file with the U.S. Food & Drug Administration this summer. The agreement also includes potential royalty payments for sales outside the U.S. and a 35 percent U.S. co-promotion option for Anadys.

ANA975 is an oral prodrug of isatoribine, a small molecule TLR7 agonist that has been administered intravenously to 68 subjects in clinical trials. Results from multiple clinical trials in HCV patients receiving intravenous isatoribine for one week have demonstrated statistically significant viral load reductions. Data from a recently completed Phase I clinical trial of ANA975 indicate that the bioavailability of ANA975 is virtually complete (approaching 100 percent) and conversion to isatoribine in plasma is rapid and effective, delivering levels of isatoribine that have been shown to be clinically relevant. ANA975 was safe and well tolerated in the study, although definitive conclusions regarding product safety cannot be made until the results of future clinical trials of longer duration in more patients are known.

About Anadys
Anadys Pharmaceuticals, Inc. (www.anadyspharma.com) is a biopharmaceutical company with core expertise in Toll-Like Receptor-based small molecule therapeutics and structure-based drug design coupled with medicinal chemistry. The Company is committed to advancing patient care by discovering, developing and commercializing novel small molecule medicines for the treatment of hepatitis C virus (HCV), hepatitis B virus (HBV) and bacterial infections. Anadys’ clinical development programs include ANA975 for the treatment of HCV and HBV, and ANA380 for the treatment of HBV. In addition, Anadys’ anti-infective therapeutic platform is designed to advance a strong and continual pipeline of drug candidates into the clinic.

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Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to the potential value and scope of the collaboration with Novartis, Anadys’ receipt of potential milestone payments, royalty payments or profits from sales of ANA975, including expectations regarding the timing of filing an IND, as well as references to the viral load reduction resulting from administration of isatoribine to HCV infected patients and the believed bioavailability of ANA975. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Anadys’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. In particular, the results of initial clinical trials may not be predictive of future results, and Anadys cannot provide any assurances that any of its product candidates will have favorable results in future clinical trials or receive regulatory approval. In addition, Anadys’ results may be affected by risks related to the implementation of its collaboration with Novartis, competition from other biotechnology and pharmaceutical companies, its effectiveness at managing its financial resources, its ability to successfully develop and market products, the level of efforts that its collaborative partners devote to development and commercialization of its product candidates, difficulties or delays in its clinical trials, difficulties or delays in manufacturing its clinical trials materials, the scope and validity of patent protection for its products, regulatory developments involving future products and its ability to obtain additional funding to support its operations. These and other factors that may cause actual results to differ are more fully discussed in the “Risk Factors” section of Anadys’ Form 10-Q for the quarter ended March 31, 2005. All forward-looking statements are qualified in their entirety by this cautionary statement. Anadys is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.